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              AGREEMENT AND PLAN OF REORGANIZATION


                          BY AND AMONG


                  PEOPLES BANCORP OF WASHINGTON
                     AN INDIANA CORPORATION,



           THE PEOPLES NATIONAL BANK AND TRUST COMPANY
                 A NATIONAL BANKING ASSOCIATION,



                    GERMAN AMERICAN BANCORP,
                     AN INDIANA CORPORATION,



              GERMAN AMERICAN HOLDINGS CORPORATION,
                     AN INDIANA CORPORATION,


                               AND

                         THE UNION BANK
                 AN INDIANA BANKING CORPORATION.



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                                       Dated:  September 27, 1996


              AGREEMENT AND PLAN OF REORGANIZATION
              ------------------------------------



     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made September 27, 1996, by and among PEOPLES BANCORP OF WASHINGTON, an Indiana corporation ("Peoples"), THE PEOPLES NATIONAL BANK AND TRUST COMPANY, a national banking association ("Peoples Bank"), GERMAN AMERICAN HOLDINGS CORPORATION, an Indiana corporation ("GAHC"), GERMAN AMERICAN BANCORP, an Indiana corporation ("GERMAN AMERICAN"), and THE UNION BANK, an Indiana banking corporation ("Union").

                            Recitals
                            --------


     A. Peoples is a corporation duly organized and existing under the Indiana Business Corporation Law ("IBCL") that is duly registered with the Board of Governors of the Federal Reserve System ("FRB") as a bank holding company under


                                          2
the Bank Holding Company Act of 1956, as amended ("BHC Act"). Peoples owns all of the outstanding capital stock of Peoples Bank. The principal place of business of Peoples is Washington, Daviess County, Indiana.

     B. Peoples Bank is a national banking association duly organized and existing under the National Bank Act, chartered by the Office of the Comptroller of the Currency ("OCC"), with its principal banking office located in Washington, Daviess County, Indiana.

     C. German American is a corporation duly organized and existing under the IBCL and that is duly registered as a bank holding company under the BHC Act. German American owns all of the outstanding capital stock of GAHC and Union.
The principal place of business of German American is Jasper, Dubois County, Indiana.

     D. GAHC is a corporation duly organized and existing under the IBCL and that is duly registered as a bank holding company under the BHC Act with its principal place of business in Jasper, Dubois County, Indiana. GAHC owns all of the outstanding stock of Community Trust Bank, which is not a party hereto.

     E. Union is a banking corporation duly organized and existing under The Indiana Financial Institutional Act ("IFIA"), chartered by the Indiana Department of Financial Institutions ("DFI"), with its principal banking office in Loogootee, Martin County, Indiana.

     F. The parties desire to effect a transaction whereby Union will be merged with and into Peoples Bank and simultaneously Peoples will be merged with and into GAHC.



                                          3
                           AGREEMENTS
                           ----------


     In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows.

                           ARTICLE ONE
                           -----------

                 TERMS OF THE MERGERS & CLOSING
                 ------------------------------


     SECTION 1.01.  THE HOLDING COMPANY MERGER.  Pursuant to the terms and
     ------------   --------------------------

provisions of this Agreement, the IBCL and the Plan of Merger attached hereto as Appendix A and incorporated herein by reference (the "Holding Company Plan of Merger"), Peoples shall merge with and into GAHC (the "Holding Company Merger") simultaneously with the Bank Merger (as defined below). Peoples shall be the "Merging Holding Company" in the Holding Company Merger and its corporate identity and existence, separate and apart from GAHC, shall cease on consummation of the Holding Company Merger. GAHC shall be the "Surviving Holding Company" in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.

     SECTION 1.02.  EFFECT OF THE HOLDING COMPANY MERGER.  The Holding Company
     ------------   ------------------------------------

Merger shall have all the effects provided by the IBCL.

     SECTION 1.03.  THE HOLDING COMPANY MERGER - CONVERSION OF SHARES.
     ------------   -------------------------------------------------


     (a)  At the Effective Time (as defined below):



                                          4
          i) Each of the not more than 593,334 shares of common stock, $1.00 stated value, of Peoples ("Peoples Common") that are issued and outstanding immediately prior to the Effective Time shall thereupon and without further action be converted into shares of common stock, $10 par value, of German American ("German American Common") at the Exchange Ratio which shall be calculated as set forth in this Section 1.03(a)(i). Peoples's shareholders of record at the time the Merger shall become effective, for the shares of Peoples Common then held by them, respectively, shall be allocated and entitled to receive (upon surrender of certificates representing said shares for cancellation) shares of German American Common, which total number of shares of German American Common shall have a value (as hereinafter determined) of $21,100,000 subject, however, to (A) the provisions of this Section 1.03(a) with respect to the minimum and maximum exchange ratio and number of shares to be exchanged, (B) the anti-dilution provisions of Section 1.03(f) of this Agreement, and (C) the provisions of this Section 1.03(b) with respect to fractional shares. The consideration payable to Peoples shareholders hereunder is sometimes hereafter referred to as the "Merger Consideration."

          For purposes of establishing the number of shares of German American Common into which each share of Peoples Common shall be converted at the Effective Time(the "Exchange Ratio"), each share of German American Common shall be valued at the average of the lowest closing asked prices and highest closing bid prices of German American Common as reported by the NASDAQ National Market System for each of the ten consecutive business days that end on the second business day preceding the Closing Date (as defined by Section 1.09 hereof) (the "Valuation Period"). Such value shall then be divided into the sum of $21,100,000 to establish (to the nearest whole share) the aggregate number of shares of German American Common into which


                                          5
     all of the then issued and outstanding shares of Peoples Common (which shall be not more than 593,334 shares) shall be converted at the Effective Time, which number of shares of German American Common shall then be divided by 593,334, with the quotient therefrom (carried to the fourth figure past the decimal point) being the number of shares of German American Common into which each share of Peoples Common shall be converted at the Effective Time; provided, however, that in no event shall the total number of shares of German American Common into which the 593,334 shares of Peoples Common shall be converted be more than 659,375 shares or fewer than 586,111 shares; and provided further, that in no event will the Exchange Ratio be more than 1.1113 or less than 0.9878 shares of German American Common for each of the 593,334 shares of Peoples Common. The maximum and minimum Exchange Ratio, and the maximum and minimum number of shares of German American Common for which the 593,334 shares of Peoples Common shall be exchanged shall be subject to adjustment in accordance with the anti-dilution provisions of Section 1.03(f) of this Agreement.

          ii) The shares of German American Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of German American.

     (b) No fractional shares of German American Common shall be issued and, in lieu thereof, holders of shares of Peoples Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Peoples Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the average of the highest bid and the lowest asked price of a share of German American Common as quoted on the NASDAQ National Market System on the last day of the Valuation Period.



                                          6
     (c) At the Effective Time, all of the outstanding shares of Peoples Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Peoples Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with
Section 1.08.

     (d) At the Effective Time, each share of Peoples Common, if any, held in the treasury of Peoples or by any direct or indirect subsidiary of Peoples (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be cancelled.

     (e) At the Effective Time, the shares of common stock of Peoples Bank outstanding immediately prior to the Effective Time shall be unchanged by the Holding Company Merger and shall be deemed owned by the Surviving Holding Company.

     (f) If (i) German American shall declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon its shares of common stock or shall subdivide, split up, reclassify or combine its shares of common stock, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made in the maximum and minimum total number of shares of German American Common for which the 593,334 shares of Peoples Common are to be


                                          7
exchanged and in the maximum and minimum ratio of shares of German American Common to be exchanged for each share of Peoples Common.

     (g) If any holders of Peoples Common dissent from the Holding Company Merger and demand dissenters' rights under the IBCL, any issued and outstanding shares of Peoples Common held by such dissenting holders shall not be converted as described in this Section 1.03 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holders pursuant to the IBCL; provided, however, that each share of Peoples Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his demand for dissenters' rights or lose his right to exercise dissenters' rights shall have only such rights as provided under the IBCL.

     SECTION 1.04.  THE BANK MERGER.  Pursuant to the terms and provisions of
     ------------   ---------------

this Agreement, the National Bank Act, the IFIA, and the Plan of Merger attached hereto as Appendix B and incorporated herein by reference (the "Bank Plan of Merger"), and simultaneously with the Holding Company Merger, Union shall merge with and into Peoples Bank (the "Bank Merger"). Union shall be the "Merging Bank" in the Bank Merger and its corporate identity and existence, separate and apart from Peoples Bank, shall cease on consummation of the Bank Merger.
Peoples Bank shall be the "Surviving Bank" and shall continue its corporate existence under its charter under the provisions of the National Bank Act, and the name of Peoples Bank shall not be changed.

     SECTION 1.05.  EFFECT OF THE BANK MERGER.  The Bank Merger shall have all
     ------------   -------------------------

of the effects provided by the National Bank Act and the IFIA.



                                          8
     SECTION 1.06.  THE BANK MERGER - NO CONVERSION OF SHARES.  At the Effective
     ------------   -----------------------------------------

Time (as defined below), the shares of Peoples Bank that were issued and outstanding immediately prior to the Bank Merger shall continue to be issued and outstanding, and the shares of Union shall be cancelled.

     SECTION 1.07.  THE CLOSING.  The closing of the Mergers (the "Closing")
     ------------   -----------

shall take place at the offices of Leagre & Barnes (or at such other place as the parties may agree) at 9:00 A.M. Eastern Standard Time on the Closing Date described in Section 1.09 of this Agreement.

     SECTION 1.08.  EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.
     ------------   ----------------------------------------------



















                                          9
     (h) The German American Bank shall act as Exchange Agent in the Holding Company Merger (the "Exchange Agent").

     (i) As soon as reasonably practicable but in no event more than five days after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as German American may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consolidation. As soon as reasonably practical but in no event more than five days after surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall transmit to the holder of such Certificate the Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. German American reserves the right in all cases to require that a surety bond on terms and in an amount satisfactory to German American be provided to German American at the expense of the Peoples shareholder in the event that such shareholder claims loss of a Certificate and requests that German American waive the requirement for surrender of such Certificate.

     (j) No dividends that are otherwise payable on shares of German American Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of German American Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of German American Common shall be issued any dividends which shall have become payable with respect to such shares of German American Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

     SECTION 1.09.  THE CLOSING DATE.  The Closing shall take place on January
     ------------   ----------------

31, 1997 or, if later, on the last business day of the month during which each of the conditions in Sections 6.01(d) and 6.02(d) is satisfied or waived by the appropriate party, or on such later or earlier date as Peoples and German American may agree (the "Closing Date"). The Bank Merger shall be effective upon the issuance of a certificate of merger by the OCC under the National Bank Act and the Holding Company Merger shall be effective upon the filing of Articles of Merger with the Secretary of State of the State of Indiana (the "Effective Time"). The parties shall use their best efforts to cause the Effective Time of both Mergers to occur as soon as practicable after the Closing Date.

     SECTION 1.10.  ACTIONS AT CLOSING.
     ------------   ------------------










                                         11
     (k)  At the Closing, Peoples shall deliver to German American:

          i) a certified copy of the Articles of Incorporation and Bylaws of Peoples, as amended, and a certified copy of the Articles of Association and Bylaws of Peoples Bank, as amended;

          ii) a certificate or certificates signed by the chief executive officer of Peoples and Peoples Bank stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article Two hereof is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and
     (B) Peoples and Peoples Bank have performed and complied in all material respects, unless waived by German American, with all of their obligations and agreements required to be performed hereunder prior to the Closing Date;

          iii) certified copies of the resolutions of Peoples's Board of Directors and shareholders, approving and authorizing the execution of this Agreement and the Plan of Merger and authorizing the consummation of the Holding Company Merger;

          iv) a certified copy of the resolutions Peoples Bank's Board of Directors and shareholder, as required for valid approval of the execution of the Agreement and the consummation of the Bank Merger;

          v) a certificate of the Indiana Secretary of State, dated a recent date, stating that Peoples is duly organized and exists under the IBCL;

          vi) a certificate of the OCC, dated a recent date, stating that Peoples Bank is duly organized and exists under the laws of the United States of America; and
          vii) the legal opinion of Krieg, DeVault, Alexander & Capehart, counsel for Peoples, to the effect set forth as Exhibit 1.10(a)(vii).

     (l)  At the Closing, German American shall deliver to Peoples:

          i) a certificate signed by the Chief Executive Officer of German American stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) German American and Union have performed and complied in all material respects, unless waived by Peoples, with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;

          ii) a certified copy of the resolutions of German American's Board of Directors authorizing the execution of this Agreement;

          iii) a certified copy of the resolutions of GAHC's Board of Director's authorizing the execution of this Agreement and the consummation of the Holding Company Merger.

          iv) a certified copy of the resolutions of Union's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

          v) the legal opinion of Leagre & Barnes, counsel for German American, in the form attached hereto as Exhibit 1.10(b)(v); and



                                         13
          vi) certificates of the Indiana Secretary of State, dated a recent date, stating that German American and GAHC exist under the IBCL and that Union exists under the IFIA.

     (m) At the Closing, the parties shall insert the Exchange Ratio determined in accordance with Section 1.03 of this Agreement into the Plan of Merger, and shall execute and/or deliver to one another such Plan of Merger and such other documents and instruments and take such other actions as shall be necessary or appropriate to consummate the Mergers.

                           ARTICLE TWO
                           -----------

           REPRESENTATIONS OF PEOPLES AND PEOPLES BANK
           -------------------------------------------


     Peoples and Peoples Bank hereby severally make the following representations and warranties:

     SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.
     ------------   ------------------------------













                                         14
     (n) Peoples is a corporation duly organized and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

     (o) Peoples Bank is a national banking association duly organized and validly existing under the laws of the United States of America and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

     (p) Peoples has authorized capital stock of 1,200,000 shares of Peoples Common, of which 593,334 shares are issued and outstanding. All of the issued and outstanding shares of Peoples Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of Peoples Common has been issued in violation of any preemptive rights of the current or past shareholders of Peoples or in violation of any applicable federal or state securities laws or regulations.

     (q) Peoples Bank has authorized capital stock of 34,625 shares of common stock, $10.00 par value, all of which are issued and outstanding ("Peoples Bank Common"). All of the issued and outstanding shares of Peoples Bank Common are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Peoples Bank Common has been issued in violation of any preemptive rights of the current or past shareholders of Peoples Bank or in violation of any applicable federal or state securities laws or regulations.

     (r) There are no shares of capital stock or other equity securities of Peoples or Peoples Bank authorized, issued or outstanding (except as set forth in this Section 2.01) and no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Peoples or Peoples Bank, or contracts, commitments, understandings or arrangements by which Peoples or Peoples Bank are or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     SECTION 2.02.  AUTHORIZATION; NO DEFAULTS.  The Boards of Directors of
     ------------   --------------------------

Peoples and Peoples Bank have each, by all appropriate action, approved this Agreement, the applicable Plan of Merger and the Merger contemplated thereby and have authorized the execution of this Agreement and the applicable Plan of Merger on their behalf by their duly authorized officers and the performance by Peoples and Peoples Bank of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of Peoples, as amended, or the Articles of Association or Bylaws of Peoples Bank, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Peoples or Peoples Bank is bound or subject, would prohibit Peoples or Peoples Bank from consummating, or would be violated or breached by Peoples's or Peoples Bank's consummation of, this Agreement and the Mergers and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Peoples and Peoples Bank and constitutes a legal, valid and binding obligation of Peoples and Peoples Bank, enforceable against Peoples and Peoples Bank in accordance with its terms. Neither Peoples nor Peoples Bank is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.



                                         16
     SECTION 2.03.  SUBSIDIARIES.  Except as otherwise disclosed in a
     ------------   ------------

confidential writing delivered by Peoples and Peoples Bank to German American and executed by all the parties concurrently with the execution of this Agreement (the "Disclosure Schedule") and except for the ownership by Peoples of all the capital stock of Peoples Bank and the ownership by Peoples Bank of all the capital stock of Peoples Investment Center, Inc. ("PIC"), neither Peoples nor Peoples Bank has (or has had at any time in the last ten years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business. Peoples Bank and PIC shall be referred to jointly and severally (for purposes of simplicity) as "Peoples Bank" for the purposes of the remaining provisions of this Agreement, unless the context otherwise requires.

     SECTION 2.04.  FINANCIAL INFORMATION.
     ------------   ---------------------

















                                         17
     (s) Peoples has furnished to German American the consolidated balance sheet of Peoples as of December 31, 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be reflected in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Peoples in all material respects as of the date and for the period indicated.

     (t) Peoples Bank has furnished to German American its Consolidated Reports of Condition and Income as filed with the FFIEC for the quarters ended March 31, 1996 and June 30, 1996 (the "Call Reports"). The Call Reports were prepared in accordance with the applicable regulatory instructions on a consistent basis with previous such reports, and fairly present the financial position and results of operations of Peoples Bank in all material respects as of the dates and for the periods indicated, subject, however, to normal recurring year-end adjustments, none of which will be material.

     (u) Neither Peoples nor Peoples Bank has any material liability, fixed or contingent, except to the extent set forth in the financial statements and the Call Reports described in subsections (a) and (b) of this Section 2.04 (collectively, the "Peoples Financial Statements") or incurred in the ordinary course of business since the date of the most recent balance sheet of Peoples or Peoples Bank included in the Peoples Financial Statements.

     (v) Peoples does not engage in the lending business (except by and through Peoples Bank) or any other business or activity other than that which is incident to its ownership of all the capital stock of Peoples Bank, and does not own any investment securities (except the capital stock of Peoples Bank).

     SECTION 2.05.  ABSENCE OF CHANGES.  Since December 31, 1995, and except to
     ------------   ------------------

the extent reflected in the Call Reports, there has not been any material adverse change in the financial condition, the results of operations or the business of Peoples or Peoples Bank, taken as a whole.

     SECTION 2.06.  ABSENCE OF AGREEMENTS WITH BANKING AUTHORITIES.  Neither
     ------------   ----------------------------------------------

Peoples nor Peoples Bank is subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the OCC, the Federal Deposit Insurance Company (the "FDIC"), the FRB, and the IDFI.

     SECTION 2.07.  TAX MATTERS.  Peoples and Peoples Bank have filed all
     ------------   -----------

federal, state and local tax returns due in respect of any of its business, income and properties in a timely fashion and has paid or made provision for all amounts shown due on such returns. All such returns fairly reflect the information required to be presented therein in all material respects. All provisions for accrued but unpaid taxes contained in the Peoples Financial Statements were made in accordance with generally accepted accounting principles.

     SECTION 2.08.  ABSENCE OF LITIGATION.  There is no material litigation,
     ------------   ---------------------

claim or other proceeding pending or, to the knowledge of Peoples, threatened, before any judicial, administrative or regulatory agency or tribunal, to which Peoples or Peoples Bank is a party or to which any of their properties are subject.

     SECTION 2.09.  EMPLOYMENT  MATTERS.
     ------------   -------------------



                                         19
     (w) Neither Peoples nor Peoples Bank is a party to or bound by any material contract arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Peoples or Peoples Bank, respectively, on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.

     (x) Neither Peoples nor Peoples Bank has entered into any collective bargaining agreement with any labor organizations with respect to any group of employees of Peoples and Peoples Bank, and to the knowledge of Peoples, there is no present effort or existing proposal to attempt to unionize any group of employees of Peoples or Peoples Bank.

     (y) Peoples and Peoples Bank are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Peoples nor Peoples Bank is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Peoples or Peoples Bank pending or, to the knowledge of Peoples, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Peoples, threatened against or directly affecting Peoples or Peoples Bank; and (iv) neither Peoples nor Peoples Bank has experienced any material work stoppage or other material labor difficulty during the past five years.

     (z) Except as set forth in the Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Peoples or Peoples Bank from either of such entities, (ii) increase any benefit otherwise payable under any of their employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by Peoples or Peoples Bank to or with respect to any employee or former employee of Peoples of Peoples Bank will fail to be deductible for federal income tax purposes by reason of
Section 280G of the Internal Revenue Code of 1986, as amended ("Code") or otherwise.

     SECTION 2.10.  REPORTS.  Since January 1, 1993 Peoples and Peoples Bank
     ------------   -------

have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that they were required to file with (i) the Securities and Exchange Commission ("SEC"), (ii) the FRB, (iii) the FDIC, (iv) the OCC and (v) any other governmental authority with jurisdiction over Peoples or Peoples Bank. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

     SECTION 2.11.  INVESTMENT PORTFOLIO.  All United States Treasury
     ------------   --------------------

securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Peoples Bank, as reflected in the Call Reports, are carried on the books of Peoples Bank in accordance with generally accepted accounting principles, consistently applied. Peoples Bank does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.




                                         21
     SECTION 2.12.  LOAN PORTFOLIO.  All loans and discounts shown in the Call
     ------------   --------------

Reports, or which were entered into after June 30, 1996, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Peoples Bank, in accordance in all material respects with Peoples Bank's lending policies and practices unless otherwise approved by Peoples Bank's Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine and what they purport to be. Peoples Bank has complied and will through the Closing Date continue to comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Peoples Bank has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Peoples has no knowledge that any condition of property in which Peoples Bank has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (defined in Section 2.15) in any material respect or obligates Peoples, or Peoples Bank, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

     SECTION 2.13.  ERISA.
     ------------   -----




                                         22
     (aa) Except as disclosed in the Disclosure Schedule, no person participates in any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), nor may any person reasonably expect to participate in any such plan, in either case, on account of his or her past or present employment with Peoples or Peoples Bank. Peoples and Peoples Bank do not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements (referred to collectively hereinafter as "fringe benefit arrangements") for any past or present employee, consultant or agent of Peoples or Peoples Bank, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), except as listed in the Disclosure Schedule.

     (bb) During the past sixty months, Peoples has not maintained any employee welfare benefit plans or employee pension benefit plans except for plans listed on the Disclosure Schedule. There have been no amendments to any of the employee pension benefit plans, employee welfare benefit plans or fringe benefit arrangements listed on the Disclosure Schedule since December 31, 1993.

     (cc) All employee pension benefit plans, employee welfare benefit plans and fringe benefit arrangements listed on the Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation. All employee pension benefit plans maintained by Peoples and Peoples Bank comply in form and in operation with all applicable requirements of Sections 401(a) and 401(k) of the Code. Except as disclosed in the Disclosure Schedule, neither Peoples nor Peoples Bank has (i) incurred any liability for tax under Section 4971 of the Code on account of any accumulated funding deficiency and no plan or arrangement listed in the Disclosure Schedule has incurred any accumulated funding deficiency within the meaning of Section 412 or 418(B) of the Code; (ii) applied for or obtained a waiver by the IRS of any minimum funding requirement under Section 412 of the Code; (iii) become subject to any disallowance of deductions under Sections 419 or 419(A) of the Code; (iv) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability under Section 406 of ERISA; (v) incurred any liability to the Pension Benefit Guaranty Corporation; (vi) had a reportable event (within the meaning of Section 4043 of ERISA); or (vii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

     (dd) A true and correct copy of each of the plans and arrangements listed on the Disclosure Schedule as in effect on the date hereof and each trust agreement relating to each such plan and arrangement, has been supplied to German American. A true and correct copy of the annual report (as described in Section 103 of ERISA) most recently filed for each plan listed in the Disclosure Schedule has been supplied to German American, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports supplied. In the case of any plan or arrangement which is not in written form, German American has been supplied with an accurate description of such plan or arrangement. Peoples and Peoples Bank have provided to German American a description of any liability or contingent liability which may be incurred by Peoples or Peoples Bank if any plan or arrangement listed on the Disclosure Schedule were terminated or if Peoples or Peoples Bank was to cease its participation therein.
     (ee) In the case of each plan or arrangement listed in the Disclosure Schedule which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such plan or arrangement will equal or exceed the present value of all accrued benefits thereunder, both vested and nonvested, as determined in accordance with an actuarial costs method acceptable under section 3(31) of ERISA.

     (ff) On a timely basis, Peoples and Peoples Bank have made all contributions or payments to or under each plan or arrangement listed in the Disclosure Schedule as required pursuant to each such plan or arrangement, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such plans or arrangements which have not been made because they are not yet due.

     (gg) None of the plans or arrangements listed in the Disclosure Schedule owns (or has owned within the past 60 months) any Peoples Common or other securities of Peoples, Peoples Bank or a related entity.

     SECTION 2.14.  TITLE TO PROPERTIES; INSURANCE.  Peoples and Peoples Bank
     ------------   ------------------------------

have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and


                                         25
liens, charges or encumbrances reflected in the Peoples Financial Statements and easements, rights-of-way, and other restrictions which are not material and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of Peoples Bank, rights of redemption under applicable law) to all real properties reflected on the Peoples Financial Statements as being owned by Peoples or Peoples Bank, respectively. All material leasehold interests used by Peoples and Peoples Bank in their respective operations are held pursuant to lease agreements which are valid and enforceable in accordance with their terms. All such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Peoples, threatened with respect to such properties. Peoples and Peoples Bank have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by Peoples and Peoples Bank in their respective business free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by Peoples or Peoples Bank are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.








                                         26
     SECTION 2.15.  ENVIRONMENTAL MATTERS.
     ------------   ---------------------


     (hh) As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Peoples or Peoples Bank has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.






















                                         27

     (ii) Neither (i) the conduct by Peoples and Peoples Bank of operations at any property, nor (ii) any condition of any property owned by Peoples or Peoples Bank within the past ten (10) years and used in their business operations, nor
(iii) to the knowledge of Peoples the condition of any property owned by them within the past ten (10) years but not used in their business operations, nor
(iv) to the knowledge of Peoples the condition of any property held by them as a trust asset within the past ten (10) years, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) Peoples or Peoples Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither Peoples nor Peoples Bank has received any notice from any person or entity that Peoples or Peoples Bank or the operation of any facilities or any property owned by either of them, or held as a trust asset, are or were in violation of any Environmental Laws or that either of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     SECTION 2.16.  COMPLIANCE WITH LAW.  Peoples and Peoples Bank each have all
     ------------   -------------------

material licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations, the violation of which would be material.

     SECTION 2.17.  BROKERAGE.  Except as set forth in the Disclosure Schedule,
     ------------   ---------

there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Mergers payable by Peoples or Peoples Bank.
     SECTION 2.18.  MATERIAL CONTRACTS.  Except as set forth in the Disclosure
     ------------   ------------------

Schedule, neither Peoples nor Peoples Bank is a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the FHLBB and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of $10,000 or for the performance of services over a period of more than thirty days and involving an amount in excess of $10,000; (vi) joint venture or partnership agreement or arrangement;
(vii) contract arrangement or understanding with any present or former consultant, advisor, investment banker, broker, attorney or accountant; or
(viii) contract, agreement or other commitment not made in the ordinary course of business.

     SECTION 2.19.  COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT.  (a) To the
     ------------   -----------------------------------------------

best of Peoples's knowledge, Peoples and Peoples Bank and their respective properties (including those held by either of them in a fiduciary capacity) are in compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA"), and (b) no action under the ADA against Peoples, Peoples Bank or any of its properties has been initiated nor, to the best of Peoples's knowledge, has been threatened or contemplated.


                                         29

     SECTION 2.20.  STATEMENTS TRUE AND CORRECT.  None of the information
     ------------   ---------------------------

supplied or to be supplied by Peoples or Peoples Bank for inclusion in any documents to be filed with the FRB, the OCC, the SEC, the IDFI, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

     SECTION 2.21.  PEOPLES'S KNOWLEDGE.  With respect to representations and
     ------------   -------------------

warranties herein that are made or qualified as being made "to the knowledge of Peoples" or words of similar import, it is understood and agreed that matters within the knowledge of the directors and the officers of Peoples and Peoples Bank shall be considered to be within the knowledge of Peoples.

                          ARTICLE THREE
                          -------------

       REPRESENTATIONS OF GERMAN AMERICAN, GAHC AND UNION
       --------------------------------------------------


     German American, GAHC and Union hereby severally make the following representations and warranties:

     SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.
     ------------   ------------------------------







                                         30
     (jj) German American is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

     (kk) GAHC is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

     (ll) Union is a corporation duly incorporated and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

     (mm) German American has authorized capital stock of (i) 5,000,000 shares of German American Common, of which, as of the date of this Agreement, 1,827,546 shares are issued and outstanding, and (ii) 500,000 shares of preferred stock, $10.00 par value per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of German American Common are duly and validly issued and outstanding, fully paid and non-assessable.

     (nn) GAHC has authorized capital stock of 200,000 shares of common stock, $1 par value per share (the "GAHC Common"), and 12,000 shares of preferred stock, $1 par value. As of the date of this Agreement, 9,999 of the issued and outstanding shares of GAHC Common are duly and validly issued and outstanding, fully paid and non-assessable, and none of the shares of GAHC preferred stock are issued or outstanding.

     (oo) Union has authorized capital stock of 4,800 shares of common stock, $100 par value per share (the "Union Common"). As of the date of this Agreement, all of the shares of Union Common are duly and validly issued and outstanding, fully paid, and owned by German American.
     (pp) The shares of German American Common that are to be issued to the shareholders of Peoples pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

     SECTION 3.02.  AUTHORIZATION.  The Boards of Directors of German American,
     ------------   -------------

GAHC and Union have each, by all appropriate action, approved this Agreement and the Mergers and authorized the execution hereof on their behalf by their duly authorized officers and the performance by each such entity of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of German American, GAHC or Union, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit German American, GAHC or Union from entering into and consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by German American, GAHC and Union and constitutes a legal, valid and binding obligation of German American, GAHC and Union enforceable against German American, GAHC and Union in accordance with its terms and no other corporate acts or proceedings are required to be taken by German American, GAHC or Union to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, OCC and IDFI and the filing of a registration statement with the SEC and certain state securities regulatory agencies, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by German American, GAHC or Union.




                                         32
     SECTION 3.03.  SUBSIDIARIES.  Each of German American's subsidiaries is
     ------------   ------------

duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

     SECTION 3.04.  FINANCIAL INFORMATION.  The consolidated balance sheet of
     ------------   ---------------------

German American and its subsidiaries as of December 31, 1995 and related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended together with the notes thereto, included in German American's most recent Annual Report on Form 10-K, as filed with the SEC (the "10-K"), and the unaudited consolidated balance sheets of German American and its subsidiaries as of March 31 and June 30, 1996, and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the periods then ended included in German American's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996 as filed with the SEC (the "10-Q Reports") (collectively the financial statements and notes thereto included in the 10-Q Reports and the 10-K are sometimes referred to as the "German American Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of German American and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).




                                         33
     SECTION 3.05.  ABSENCE OF CHANGES.  Since December 31, 1995 (and except to
     ------------   ------------------

the extent reflected in the 10-Q Reports), there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of German American and its subsidiaries, taken as a whole.

     SECTION 3.06.  REPORTS.  Since January 1, 1993 (or, in the case of
     ------------   -------

subsidiaries of German American, the date of acquisition thereof by German American, if later), German American and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC,
(ii) the FRB, (iii) the FDIC, (iv) the IDFI, (v) any applicable state securities or banking authorities, and (vi) any other governmental authority with jurisdiction over German American or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. None of the information included in such reports or documents was, at their respective dates of filing, false or misleading with respect to any material fact, or omitted to state any material fact necessary in order to make the statements therein not misleading, on a consolidated basis, taking into account the circumstances under which such reports or documents were filed and considering the total mix of information that was at the time publicly available concerning German American and its subsidiaries.

     SECTION 3.07.  ABSENCE OF LITIGATION.  There is no material litigation,
     ------------   ---------------------

claim or other proceeding pending or, to the knowledge of German American,


                                         34
threatened, before any judicial, administrative or regulatory agency or tribunal against German American or any of its subsidiaries, or to which the property of German American or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

     SECTION 3.08.  ABSENCE OF AGREEMENTS WITH BANKING AUTHORITIES.  Neither
     ------------   ----------------------------------------------

German American nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally) or is a party to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the FDIC, the DFI and the FRB.

     SECTION 3.09.  COMPLIANCE WITH LAW.  German American and its subsidiaries
     ------------   -------------------

have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations, the violation of which would be material.

                          ARTICLE FOUR
                          ------------

              COVENANTS OF PEOPLES AND PEOPLES BANK
              -------------------------------------


     SECTION 4.01.  CONDUCT OF BUSINESS.
     ------------   -------------------


     (qq) Peoples and Peoples Bank shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities, only in


                                         35
the ordinary course of business as heretofore conducted and, by way of amplification and not limitation with respect to such obligation, neither Peoples nor Peoples Bank will, without the prior written consent of German
American:



























                                         36

          i) declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except as provided in Section 4.09 of this Agreement; or
          ii) issue (or agree to issue) any common or other capital stock or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

          iii) directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) (except for shares acquired in satisfaction of a debt previously contracted) any of their own common or any other capital stock; or

          iv) effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

          v) change the Articles of Incorporation or Bylaws of Peoples or the Articles of Association or Bylaws of Peoples Bank; or

          vi) pay or agree to pay, conditionally or otherwise, any bonus (other than year end bonuses up to a maximum of $120,000 in accordance with existing plans and policies consistent with past practice, provided that the income base used for purposes of calculating bonuses shall exclude net gain from the sale of investment securities, loans and other assets even if past bonus practice would not have excluded such net gain), additional compensation (other than ordinary and normal salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees or, except as required by law, adopt or make any change in any Employee Plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that Peoples and Peoples Bank may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned in accordance with the terms of the contracts, arrangements or understandings of Peoples or Peoples Bank specifically disclosed on the Disclosure Schedule;

          vii) borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

          viii) make or commit to make any new loan or issue or commit to issue any new letter of credit or any new or additional discretionary advance under any existing line of credit, or purchase or agree to purchase any interest in a loan participation, in aggregate principal amounts (A) in excess of $250,000 to any one borrower (or group of affiliated borrowers) or (B) that would cause Peoples Bank's credit extensions or commitments to any one borrower (or group of affiliated borrowers) to exceed $750,000 (German American's consent to credit extensions in the ordinary course of business will not be unreasonably withheld); or

          ix) other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five years or less (except that


                                         38
     maturities may extend to seven years on variable-rate securities), purchase or otherwise acquire any investment security for their own accounts, or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

          x) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

          xi) enter into or amend any agreement, contract or commitment out of the ordinary course of business; or

          xii) except in the ordinary course of business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

          (xiii) except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to Peoples or Peoples Bank, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

          xiv) sell or otherwise dispose of any real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to Peoples or Peoples Bank; or

          xv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one


                                         39
     environmental report thereon, prepared by a reliable and qualified person or firm acceptable to German American, which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that neither Peoples nor Peoples Bank shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated; or

          xvi) commit any act or fail to do any act which will cause a material breach of any material agreement, contract or commitment; or

          xvii) violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on its business, financial condition, or earnings; or

          xviii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $50,000 other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of Peoples's or Peoples Bank's loans, or

          xix) issue certificate(s) for shares of Peoples Common to any Peoples shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), a surety bond from a recognized insurance company in an amount that would indemnify Peoples (and its successors) against lost certificate(s) but not less than $50 per share of Peoples Common, and


                                         40
     obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s); provided, however, that Peoples may waive the surety bond requirement in connection with the issuance of replacement certificates to any shareholder if the number of shares of Peoples Common so reissued (together with the number of shares previously reissued since July 3, 1996 to such shareholder and all other shareholders who are affiliated or associated with such shareholder) does not exceed an aggregate of 300 shares.

     (rr) Neither Peoples nor Peoples Bank shall, without the prior written consent of German American, engage in any transaction or take any other action that would render untrue in any material respect any of the representations and warranties of Peoples or Peoples Bank contained in Article Two hereof if such representations and warranties were given as of the date of such transaction or action.

     (ss) Peoples shall promptly notify German American in writing of the occurrence of any matter or event known to Peoples or Peoples Bank that is, or is likely to become, materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of Peoples or Peoples Bank taken as a whole.

     (tt) Neither Peoples nor Peoples Bank shall (a) directly or indirectly solicit, encourage or facilitate (nor shall they permit any of their respective officers, directors, employees or agents directly or indirectly to solicit, encourage or facilitate), including by way of furnishing information other than the terms of this Agreement, any inquiries or proposals from third parties for a merger, consolidation, share exchange or similar transaction involving Peoples or Peoples Bank or for the acquisition of the stock or substantially all of the


                                         41
assets or business of peoples or Peoples Bank, or (b) subject to the fiduciary duties of the Directors of Peoples as advised by counsel in a written opinion, discuss with or enter into conversations with any person concerning any such merger, consolidation, share exchange, acquisition or other transaction.
Peoples shall promptly notify German American orally (to be confirmed in writing as soon as practicable thereafter) of all of the relevant details concerning any inquiries or proposals that it may receive relating to any such matters, including actions it intends to take with respect to such matters.

     SECTION 4.02.  BREACHES.  Peoples shall, in the event it has knowledge of
     ------------   --------

the occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date of this Agreement) of any of its or Peoples Bank's representations or agreements contained or referred to in this Agreement, give prompt notice thereof to German American and use its best efforts to prevent or promptly remedy the same.

     SECTION 4.03.  SUBMISSION TO SHAREHOLDERS.  Peoples shall cause to be duly
     ------------   --------------------------

called and held, on a date mutually selected by German American and Peoples, a special meeting of its shareholders (the "Peoples Shareholders' Meeting") for submission of this Agreement and the Holding Company Merger for approval of Peoples shareholders as required by the IBCL. In connection with the Peoples Shareholders' Meeting, (i) Peoples shall cooperate with and assist German American in preparing and filing a Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") with the SEC in accordance with SEC requirements and Peoples shall mail it to its shareholders, (ii) Peoples shall furnish German American all information concerning itself that German American may reasonably request in connection with such Proxy Statement/Prospectus, and (iii) the Board


                                         42
of Directors of Peoples shall (unless in the written opinion of counsel for Peoples the fiduciary duties of the Board of Directors prohibit such a recommendation, in which event the individual members of the Board of Directors shall nevertheless remain personally obligated to support the Agreement and the Holding Company Merger pursuant to their personal undertakings on the signature page of this Agreement) unanimously recommend to its shareholders the approval of this Agreement and the Holding Company Merger contemplated hereby and use its best efforts to obtain such shareholder approval.

     SECTION 4.04.  FINANCIAL INFORMATION.  Peoples will, at its expense,
     ------------   ---------------------

commence preparation of financial statements, Guide 3 statistical data, selected financial data, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (Items 301, 302, 303 and 304(b) of SEC Regulation S-
K) ("MD&A") in compliance with SEC requirements for inclusion in the Registration Statement, including unaudited financial statements and related Guide 3 and MD&A as of and for the appropriate quarterly and year-to-date periods ending September 30, 1996, and Peoples shall use its best efforts to provide such financial statements and data and MD&A to German American in EDGAR format as soon as practicable but in no event later than October 21, 1996.

     SECTION 4.05.  CONSUMMATION OF AGREEMENT.  Peoples shall use its best
     ------------   -------------------------

efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. Peoples shall furnish to German American in a timely manner all information, data and documents in the possession of Peoples or Peoples Bank requested by German American as may be required to obtain any necessary regulatory or other approvals of the Mergers (including the application of Peoples Bank to the OCC under the Bank Merger Act


                                         43
with respect to the Bank Merger) or to file with the SEC a registration statement on Form S-4 (the "Registration Statement") relating to the shares of German American Common to be issued to the shareholders of Peoples pursuant to the Mergers and this Agreement, and shall otherwise cooperate fully with German American to carry out the purpose and intent of this Agreement.

     SECTION 4.06.  ENVIRONMENTAL REPORTS.  Except as German American shall
     ------------   ---------------------

otherwise consent with respect to any residential real estate (which consent will not be unreasonably withheld by German American), Peoples shall, at German American's expense, cooperate with an environmental consulting firm designated by German American in connection with the conduct by such firm of a phase one environmental investigation on all real property owned or leased by Peoples or its subsidiaries as of the date of this Agreement, and any real property acquired or leased by Peoples or its subsidiaries after the date of this Agreement, except as otherwise provided in Section 4.01(a)(xv). If further investigation procedures are required as to any property by the report of the phase one investigation in German American's reasonable opinion, Peoples shall as soon as practicable, at Peoples's expense, commission the taking of such further procedures and provide a report of the results of such further procedures to German American. German American shall have fifteen (15) business days from the receipt of any such investigation report to notify Peoples of any objection to the contents of any such report. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law, or
(ii) recommended or suggested by such report or reports and prudent in light of the findings of such report, in the aggregate, exceed the sum of $100,000, as reasonably estimated by the environmental expert retained for such purpose by German American and reasonably acceptable to Peoples, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty, then German American shall have the right


                                         44
pursuant to Section 7.03 hereof, for a period of 10 business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement without further obligation to Peoples, which shall be German American's sole remedy in such event.

     SECTION 4.07.  RESTRICTION ON RESALES.  Peoples shall obtain and deliver to
     ------------   ----------------------

German American, at least thirty (30) days prior to the Closing Date, signed representations, in form reasonably acceptable to German American, of each shareholder who may reasonably be deemed an "affiliate" of Peoples as of the date of the Shareholders' Meeting within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), regarding their prospective compliance with the provisions of such Rule 145. Peoples shall also obtain and deliver to German American at least 30 days prior to the Closing Date, the signed agreements of each shareholder who may reasonably be deemed an "affiliate" (as such term is described in the preceding sentence) of Peoples as of the date of the Shareholders' Meeting agreeing not to sell any shares of German American Common or otherwise reduce his or her risk relative to such shares, until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been filed by German American with the SEC in a quarterly report on Form 10-Q or in an annual report on Form 10-K.

     SECTION 4.08.  ACCESS TO INFORMATION.  Peoples shall permit German American
     ------------   ---------------------

reasonable access, in a manner which will avoid undue disruption or interference with Peoples's normal operations, to its and Peoples Bank's properties and shall disclose and make available to German American all books, documents, papers and records relating to its and Peoples Bank's assets, stock, ownership, properties,


                                         45
operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which German American may have an interest in light of the transactions contemplated by this Agreement. During the period from the date of this Agreement to the Effective Time, Peoples will cause one or more of it or Peoples Bank's designated representatives to confer on a regular basis with the President of German American, or any other person designated in a written notice given to Peoples by German American pursuant to this Agreement, to report the general status of the ongoing operations of Peoples and Peoples Bank. Peoples will promptly notify German American of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Peoples or Peoples Bank, and will keep German American fully informed of such events. German American will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

     SECTION 4.09.  DIVIDENDS.  Notwithstanding Section 4.01(a) of this
     ------------   ---------

Agreement, Peoples may (in the absence of any material adverse change in its consolidated financial condition, results of operations, or business other than the adverse change that is expected to result from the expenses associated with the Mergers), continue to declare and pay quarterly cash dividends (during September and December 1996 for the respective quarters ending September 30 and December 31, 1996 and during the third month of each subsequent calendar quarter with respect to that calendar quarter) to Peoples shareholders in a quarterly


                                         46
amount not exceeding $.07 per share of Peoples Common, or an aggregate of not more than $.28 per share for 1996.

     German American typically considers the declaration of cash dividends on German American Common at meetings of its Board of Directors held the first month of each calendar quarter, and typically declares any such dividends to be payable to holders of record of German American Common as of a subsequent date that is within the same calendar month as the month of declaration. In order to assure that Peoples shareholders will be entitled to receive, at the end of each calendar quarter, a dividend with respect to his or her Peoples Common, or a dividend with respect to the German American Common to be exchanged therefor pursuant to the Holding Company Merger, but not both, Peoples shall (commencing with its dividend for the first quarter of 1997 expected to be considered at the March 1997 meeting of the Peoples Board if the Effective Time has for any reason not then occurred) declare its quarterly dividends to be payable to its shareholders of record as of a date that is after the date in the following month that is established by German American as the record date for the following month's cash dividend with respect to German American Common.

                          ARTICLE FIVE
                          ------------

             COVENANTS OF GERMAN AMERICAN AND UNION
             --------------------------------------


     SECTION 5.01.  REGULATORY APPROVALS AND REGISTRATION STATEMENT.
     ------------   -----------------------------------------------







                                         47
     (uu) German American shall file (or cause GAHC and Union to file or cooperate with Peoples and Peoples Bank in filing) all regulatory applications required in order to consummate the Mergers, including all necessary applications for the prior approvals of the FRB, the OCC, and the IDFI. German American shall use its best efforts to cause such banking agency regulatory applications to be filed on or before September 16, 1996. German American shall keep Peoples reasonably informed as to the status of such applications and promptly send or deliver copies of such applications, and of any supplementally filed materials, to counsel for Peoples.

     (vv) German American shall file with the SEC the Registration Statement relating to the shares of German American Common to be issued to the shareholders of Peoples pursuant to this Agreement, and shall use its best efforts to file such Registration Statement by November 7, 1996 and shall use its best efforts to cause the Registration Statement to become effective as soon
as practicable.   At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. At the time of the mailing thereof to the shareholders of Peoples and German American and at the time of the Peoples Shareholders' Meeting, and the German American Shareholder Meeting the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact regarding German American or the Holding Company Merger necessary to make the statements therein not false or misleading. German American shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the Merger shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. German American shall promptly and properly prepare and file any other filings required under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the Mergers, or otherwise required of it under the Exchange Act prior to the Effective Time, and shall deliver copies thereof to Peoples's counsel promptly upon the filing thereof with the SEC.

     SECTION 5.02.  BREACHES.  German American shall, in the event it has
     ------------   --------

knowledge of the occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to in this Agreement, give prompt notice thereof to Peoples and use its best efforts to prevent or promptly remedy the same.

     SECTION 5.03.  CONSUMMATION OF AGREEMENT.  German American shall use its
     ------------   -------------------------

best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement, and use its best efforts to cause the Closing to occur on January 31, 1997 or as soon thereafter as practicable.

     SECTION 5.04.  DIRECTORS' AND OFFICERS' INDEMNIFICATION.
     ------------   ----------------------------------------


     (ww) Following the Effective Time, German American will provide the directors and officers of Peoples and Peoples Bank from time to time with the same directors' and officers' liability insurance coverage that German American provides to directors and officers of its other banking subsidiaries.





                                         49

     (xx) For six (6) years after the Effective Time, German American shall (and shall cause the Surviving Bank to) indemnify, defend and hold harmless the present and former officers and directors of Peoples and Peoples Bank (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions (arising from their present or former status as officers or directors) occurring on or prior to the Effective Time to the full extent then permitted under the applicable provisions of the IBCL and the National Bank Act and public policy.

     (yy) If during the six (6) year period after the Effective Time German American or the Surviving Bank or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of German American and/or the Surviving Bank shall assume the obligations set forth in this Section 5.04.

     SECTION 5.05.  BOARD OF DIRECTORS REPRESENTATION.  German American shall
     ------------   ---------------------------------

cause the Chairman of the Board of Peoples and one other mutually acceptable representative of the Board of Peoples (as it is constituted immediately prior to the Effective Time) to be appointed to the Board of Directors of German American promptly after the Effective Time.

     SECTION 5.06.  PRESERVATION OF BUSINESS.  German American shall:  (a)
     ------------   ------------------------

conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of German American under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis.

     SECTION 5.07.  SECURITIES AND EXCHANGE COMMISSION FILINGS.  German American
     ------------   ------------------------------------------

will provide Peoples with copies of all filings made by German American with the SEC under the Securities Exchange Act of 1934 ("1934 Act"), and the Securities Act of 1933 ("1933 Act") and the respective rules and regulations of the SEC thereunder as soon as practicable after such filings are made at any time prior to the Effective Time.

     SECTION 5.08.  RULE 144(C) INFORMATION.  For not less than the two-year
     ------------   -----------------------

period immediately following the Effective Time, German American shall make available adequate current public information about itself as that terminology is used in and as required by Rule 144(c) of the SEC under the 1933 Act.

     SECTION 5.09.  AUTHORIZATION OF COMMON STOCK.  On the Effective Time and on
     ------------   -----------------------------

such subsequent dates when the former shareholders of Peoples surrender their Peoples share certificates for cancellation, the shares of German American Common to be exchanged with former shareholders of Peoples shall have been duly



                                         51
authorized and validly issued by German American and shall be fully paid and non-assessable and subject to no pre-emptive rights.

     SECTION 5.10.  PAST SERVICE CREDIT.  Employees of Peoples Bank shall
     ------------   -------------------

receive full vesting and eligibility credit under German American's defined contribution retirement plans for their years of service to Peoples Bank.

     SECTION 5.11.  COMMUNITY FOUNDATION.  If Peoples Bank determines following
     ------------   --------------------

the Effective Time to form a non-profit foundation, managed by its Board of Directors for the benefit of the communities served by Peoples Bank, German American will support the initial year's funding by Peoples Bank of such foundation of at least $28,000 and future years' fundings at levels not less than Peoples Bank's past charitable contributions practices.

                           ARTICLE SIX
                           -----------

               CONDITIONS PRECEDENT TO THE MERGERS
               -----------------------------------


     SECTION 6.01.  CONDITIONS OF GERMAN AMERICAN'S AND UNION'S OBLIGATIONS.
     ------------   -------------------------------------------------------

German American's and Union's obligations to effect the Mergers shall be subject to the satisfaction (or waiver by German American, GAHC and Union) prior to or on the Closing Date of the following conditions:

     (zz) The representations and warranties made by Peoples and Peoples Bank in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.



                                         52

     (aaa) Peoples and Peoples Bank shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

     (bbb) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.

     (ccc) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.

     (ddd) German American shall have received the environmental reports required by Sections 4.06 and 4.01(a)(xv) hereof and shall not have elected, pursuant to Section 4.06 hereof, to terminate and cancel this Agreement.

     (eee) German American shall have received all documents required to be received from Peoples or Peoples Bank on or prior to the Closing Date, all in form and substance reasonably satisfactory to German American.

     (fff) German American shall have received a letter, dated as of the Effective Time, from Crowe, Chizek & Co., its independent public accountants, to the effect that the Mergers will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.
     (ggg) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

     (hhh) German American shall have received from its counsel, Leagre & Barnes, an opinion to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement, (i) the Holding Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Peoples Common upon receipt of the Merger consideration (except for cash received in lieu of fractional shares); (iii) the basis of shares of German American Common received by the shareholders of Peoples will be the same as the basis of shares of Peoples Common exchanged therefor; and (iv) the holding period of the shares of German American Common received by the shareholders of Peoples will include the holding period of the shares of Peoples Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

     SECTION 6.02.  CONDITIONS OF PEOPLES'S AND PEOPLES BANK'S OBLIGATIONS.
     ------------   ------------------------------------------------------

Peoples's and Peoples Bank's obligations to effect the Mergers shall be subject to the satisfaction (or waiver by Peoples and Peoples Bank) prior to or on the Closing Date of the following conditions:

     (iii) The representations and warranties made by German American, GAHC and Union in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date.



                                         54

     (jjj) German American, GAHC and Union shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

     (kkk) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.

     (lll) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers, including the requisite approval of the Mergers by the shareholders of Peoples, shall have been obtained and all waiting periods required by law shall have expired.

     (mmm) Peoples shall have received all documents required to be received from German American, GAHC and Union on or prior to the Closing Date, all in form and substance reasonably satisfactory to Peoples.

     (nnn) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

     (ooo) Peoples shall have received from counsel for German American, Leagre & Barnes, an opinion reasonably satisfactory to Peoples to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement, (i) the Holding Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Peoples Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares); (iii) the basis of German American Common received by the shareholders of Peoples will be the same as the basis of Peoples Common exchanged therefor; and (iv) the holding period of the shares of German American Common received by the shareholders of Peoples will include the holding period of the shares of Peoples Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

     (ppp) Peoples shall have received an opinion of Austin Associates, Inc., or another qualified investment banking firm or other qualified financial expert, to the effect that, as of the date of the mailing of the Proxy Statement/Prospectus to the shareholders of Peoples, the Holding Company Merger was fair to the shareholders of Peoples from a financial point of view.

     (qqq) Peoples shall have received a letter, dated as of the Effective Time, from Crowe, Chizek & Co., its independent public accountants, to the effect that the Mergers will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     (rrr) The German American Common to be exchanged for the Peoples Common pursuant to the Holding Company Merger shall have an aggregate value (as measured by the per share average value of the German American Common during the Valuation Period that is utilized to determine the Exchange Ratio pursuant to
Section 1.03(a)) of at least $21,100,000.





                                         56
                          ARTICLE SEVEN
                          -------------

                   TERMINATION OR ABANDONMENT
                   --------------------------


     SECTION 7.01.  MUTUAL AGREEMENT.  This Agreement may be terminated by the
     ------------   ----------------

mutual written agreement of the parties approved by their respective Boards of Directors at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Mergers by the shareholders of Peoples shall have been previously obtained.

     SECTION 7.02.  BREACH OF REPRESENTATIONS, WARRANTIES OR COVENANTS.
     ------------   --------------------------------------------------

     (sss) In the event that there is a material breach in any of the representations and warranties or covenants of the parties, which breach is not cured within thirty (30) days after notice to cure such breach is given by the non-breaching party, then the Board of Directors of the non-breaching party, regardless of whether approval by the shareholders of this Agreement and the Mergers shall have been previously obtained, and in addition to any other remedies to which the non-breaching party may be entitled, may terminate and cancel this Agreement effective immediately by providing written notice thereof to the other party hereto.










                                         57

     (ttt) In the event that this Agreement is terminated (i) as a result of the wilful failure of Peoples or Peoples Bank to perform its obligations in violation of this Agreement or (ii) as the result of the making by any other person or entity not a party to this Agreement of a proposal to Peoples or Peoples Bank contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with Peoples or Peoples Bank, then, in addition to whatever other legal rights or remedies to which German American may be entitled, Peoples shall, upon German American's demand, (x) pay to German American a termination fee of $422,000 within two business days of termination and (y) reimburse German American for all its out-of-pocket costs and expenses in connection with the Mergers incurred from and after July 3, 1996, including its legal, accounting, environmental and other consulting fees and expenses. If German American is entitled to collect the termination fee, Peoples shall, in addition thereto, pay to German American all costs, charges, expenses (including without limitation the fees and expenses of counsel) and other amounts expended by German American in connection with or arising out of the obligations of Peoples to pay all or a portion of the fee.

     SECTION 7.03.  ADVERSE ENVIRONMENTAL REPORTS.  German American may
     ------------   -----------------------------

terminate this Agreement as provided by Section 4.06 by giving written notice thereof to Peoples.

     SECTION 7.04.  FAILURE OF CONDITIONS.  In the event any of the conditions
     ------------   ---------------------

to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then the Board of Directors of such party may, regardless of whether approval by its shareholders of this Agreement and the Mergers shall have been previously obtained, terminate and cancel this Agreement on the Closing Date by delivery of written notice thereof to the other party on such date.
     SECTION 7.05.  TERMINATION UPON ADVERSE REGULATORY DETERMINATION.
     ------------   -------------------------------------------------






























                                         59
     In connection with the filings that the German American, GAHC, Union, Peoples and/or Peoples Bank may be required to make in connection with the Mergers with banking, securities, and antitrust regulatory agencies ("Agencies"), each party shall use their best efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause their respective agents and advisors to cooperate and use their best efforts in connection therewith. German American (or its subsidiaries) shall be responsible for making the required Merger filings (except to the limited extent that the applicable law, regulations, or forms specify that Peoples (or Peoples Bank) is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse from a financial point of view to German American or to the shareholders of Peoples (an "Adverse Determination"), then German American shall promptly advise Peoples of such Adverse Determination and German American's intended course of action with respect thereto. In the event that German American in its sole discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, Peoples and Peoples Bank (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (a) German American in its sole discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole discretion at any time after seeking such an appeal or review to discontinue that effort, or (b) German American seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse ("Relief Determination"), or (c) German American seeks such an appeal or review but such appeal or review remains pending on June 30, 1997, without having resulted in a Relief Determination, then either German American or Peoples may terminate this Agreement without obligation to the other on account of the Adverse Determination; provided, however, that German American shall pay Peoples a
               --------  -------

termination fee of $422,000 within 90 days of any such termination if (x) the Agreement is terminated in accordance with this sentence solely as a result of an Adverse Determination relating to German American's eligibility to account for the Holding Company Merger under the pooling-of-interests method of accounting for reasons other than the exercise of statutory dissenters rights by shareholders of Peoples who would otherwise be entitled to receive ten percent or more of the German American Common issuable in the Merger, and (y) Peoples and Peoples Bank and their respective agents and advisors have abided by their obligations of cooperation and best efforts expressed in this Section 7.05.

     SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL.  If this Agreement and
     ------------   ---------------------------

consummation of the Holding Company Merger is not approved by the shareholders of Peoples at the Shareholders' Meeting, then either party may terminate this Agreement by giving written notice thereof to the other party.

     SECTION 7.07.  REGULATORY ENFORCEMENT MATTERS.  In the event that Peoples
     ------------   ------------------------------

or Peoples Bank shall become a party or subject to any memorandum of understanding, cease and desist order, or civil money penalties imposed by any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of this Agreement, then German American may terminate this Agreement by giving written notice thereof to Peoples.

     SECTION 7.08.  LAPSE OF TIME.  If the Closing Date does not occur on or
     ------------   -------------

prior to June 30, 1997, then this Agreement may be terminated by the Board of Directors of either Peoples or German American by giving written notice thereof to the other party.


                                         61

                          ARTICLE EIGHT
                          -------------

                       GENERAL PROVISIONS
                       ------------------


     SECTION 8.01.  CONFIDENTIAL INFORMATION.  The parties acknowledge the
     ------------   ------------------------

confidential and proprietary nature of "Information" (as hereinafter described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction contemplated herein. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

     SECTION 8.02.  RETURN OF DOCUMENTS.  Upon termination of this Agreement
     ------------   -------------------

without the Mergers becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and



                                         62
will not retain any copies, extracts or other reproductions in whole or in part of such Information.

     SECTION 8.03.  LIABILITIES.  In the event that this Agreement is terminated
     ------------   -----------

or the Mergers are abandoned pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise except to the extent specifically set forth in Section 7.02(b) or the last proviso clause of Section 7.05. Directors, officers and employees of each party hereto shall have no personal liability under this Agreement with respect to the representations and warranties of their respective parties except for fraud or for their personal intentional and knowing participation in the making of false or misleading statements in such representation and warranties.

     SECTION 8.04.  NOTICES.  Any notice or other communication hereunder shall
     ------------   -------

be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, or (b) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid, or
(c) upon actual receipt if transmitted during business hours by facsimile (but only if receipt of a legible copy of such transmission is confirmed by the recipient); addressed (in any case) as follows:

     (uuu)     If to German American, GAHC or Union:






                                         63
               German American Bancorp
               711 Main Street
               Box 810
               Jasper, Indiana 47546
               Attn: George W. Astrike, Chairman of the Board with a copy to:
               Leagre & Barnes
               9100 Keystone Crossing
               Suite 800
               P. O. Box 40609
               Indianapolis, Indiana 46240-0609
               Attn:  Mark B. Barnes
and
     (vvv)     If to Peoples or Peoples Bank:

               Peoples Bancorp of Washington
               201 East Main Street
               P.O. Box 560
               Washington, IN  47501-0560
               Attn:  Joseph A. Wellman, President

          with a copy to:

               Krieg DeVault Alexander & Capehart
               One Indiana Square
               Suite 2800
               Indianapolis, Indiana  46204-2017
               Attn:  John W. Tanselle

or to such other address as any party may from time to time designate by notice to the other.
     SECTION 8.05.  NON-SURVIVAL OF REPRESENTATIONS AND AGREEMENTS.  No
     ------------   ----------------------------------------------

representation, warranty or covenant contained in this Agreement shall survive (and no claims for the breach or nonperformance thereof may be brought after) the Effective Time except the covenants of German American in Sections 5.04, 5.05, 5.08, 5.09, 5.10 and 5.11 which shall survive the Effective Time. No representation, warranty or covenant contained in this Agreement shall survive (and no claims for the breach or nonperformance thereof may be brought after) the termination of this Agreement pursuant to Article Seven hereof except those matters addressed in Sections 8.01, 8.02 and 8.03 hereof. The obligations of the parties hereto in accordance with the terms and provisions hereof shall survive, and shall continue to be enforceable after, the Effective Time.

     SECTION 8.06.  ENTIRE AGREEMENT.  This Agreement constitutes the entire
     ------------   ----------------

agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof, including, without limitation, the Offer of Merger dated July 3, 1996 of German American accepted by Peoples and the letter agreement dated May 2, 1996 between German American and Austin Associates, Inc., as agent of Peoples.

     SECTION 8.07.  HEADINGS AND CAPTIONS.  The captions of Articles and
     ------------   ---------------------

Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     SECTION 8.08.  WAIVER, AMENDMENT OR MODIFICATION.  The conditions of this
     ------------   ---------------------------------

Agreement which may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the


                                         65
waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

     SECTION 8.09.  RULES OF CONSTRUCTION.  Unless the context otherwise
     ------------   ---------------------

requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

     SECTION 8.10.  COUNTERPARTS.  This Agreement may be executed in two or more
     ------------   ------------

counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

     SECTION 8.11.  SUCCESSORS.  This Agreement shall be binding upon and inure
     ------------   ----------

to the benefit of the parties hereto and their respective successors. There shall be no third party beneficiaries hereof.

     SECTION 8.12.  GOVERNING LAW; ASSIGNMENT.  This Agreement shall be governed
     ------------   -------------------------

by the laws of the State of Indiana and, with respect to the Bank Merger, the National Bank Act. This Agreement may not be assigned by any of the parties hereto.







                                         66
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written, with the unanimous approval of their respective Boards of Directors.
                                   GERMAN AMERICAN BANCORP

                                   By /s/ George W. Astrike
                                   ---------------------------

                                      George W. Astrike
                                      Chairman of the Board and
                                      Chief Executive Officer

APPROVED BY THE MEMBERS OF THE BOARD OF DIRECTORS OF GERMAN AMERICAN BANCORP:

 /s/ George W. Astrike               DAVID G. BUEHLER*
-------------------------          ---------------------------

George W. Astrike                  David G. Buehler

  WILLIAM R. HOFFMAN*                MICHAEL B. LETT*
-------------------------          ---------------------------

William R. Hoffman                 Michael B. Lett


  GENE C. MEHNE*                     SKIP PLACE*
-------------------------          ---------------------------

Gene C. Mehne                      Skip Place


  ROBERT L. RUCKRIEGEL*              MARK A. SCHROEDER*
-------------------------          ---------------------------

Robert L. Ruckriegel               Mark A. Schroeder

  LARRY J. SEGER*                    JOSEPH F. STEURER*
-------------------------          ---------------------------

Larry J. Seger                     Joseph F. Steurer

                                   *By /s/ George W. Astrike
                                      ------------------------

                                       George W. Astrike,
                                       as Attorney-In-Fact

                                   GERMAN AMERICAN HOLDINGS
                                     CORPORATION

                                   By /s/ George W. Astrike
                                     ---------------------------

                                      George W. Astrike
                                      Chief Executive Officer

APPROVED BY THE MEMBERS OF THE BOARD OF DIRECTORS OF THE GERMAN AMERICAN HOLDINGS CORPORATION:
 /s/ George W. Astrike               MARK A. SCHROEDER*
-------------------------          -----------------------------

George W. Astrike                  Mark A. Schroeder


                                   *By /s/ George W. Astrike
                                      --------------------------

                                       George W. Astrike,
                                       as Attorney-In-Fact









                                         68
                                   THE UNION BANK



                                   By  /s/ David L. Brown
                                     ---------------------------

                                      David L. Brown
                                      President



APPROVED BY THE MEMBERS OF THE BOARD OF DIRECTORS OF THE UNION BANK:


  JANE ASDELL*                       /s/ George W. Astrike
------------------------           ---------------------------

Jane Asdell                        George W. Astrike


  DAVID L. BROWN*                    DANNY J. GREGORY*
------------------------           ---------------------------

David L. Brown                     Danny J. Gregory


  J. DAVID LETT*                     MICHAEL B. LETT*
------------------------           ---------------------------

J. David Lett                      Michael B. Lett


  MARK A. SCHROEDER*
------------------------

Mark A. Schroeder


                                   *By  /s/ George W. Astrike
                                      --------------------------
                                       George W. Astrike,
                                       as Attorney-In-Fact



                                   PEOPLES BANCORP OF WASHINGTON


                                   By /s/ Joseph A. Wellman
                                     ---------------------------


                                   Its  President
                                      ---------------------------




APPROVED BY THE MEMBERS OF THE BOARD OF DIRECTORS OF PEOPLES BANCORP OF
WASHINGTON:

The undersigned Directors of Peoples Bancorp of Washington hereby (a) evidence their approval of this Agreement and the Mergers contemplated hereby and (b) agree to vote the shares of Peoples Common that are registered in their personal names (and agree to use their best efforts to cause all additional shares of Peoples Common over which they have voting control or influence to be voted) in favor of the Holding Company Merger at the Peoples Shareholders Meeting.


 /s/ David F. Crane                 /s/ Randall J. Stoll
-----------------------------      ---------------------------




                                         70
 /s/ Ziba F. Graham, Jr.            /s/ Joel B. Smith
-----------------------------      ---------------------------



 /s/ Chet L. Thompson               /s/ Bryan S. Bullock
-----------------------------      ---------------------------



 /s/ David Waller                   /s/ Joseph A. Wellman
-----------------------------      ----------------------------



 /s/ David B. Graham                /s/ John J. Hoefling
-----------------------------      ----------------------------




                                   THE PEOPLES NATIONAL BANK               ND
TRUST COMPANY


                                   By /s/ Joseph A. Wellman
                                     --------------------------


                                   Its  President
                                      --------------------------









                                         71
APPROVED BY THE MEMBERS OF THE BOARD OF DIRECTORS OF THE PEOPLES NATIONAL BANK AND TRUST COMPANY:


 /s/ David F. Crane                 /s/ Randall J. Stoll
----------------------------       ------------------------------



 /s/ Ziba F. Graham, Jr.            /s/ Joel B. Smith
-----------------------------      ------------------------------



 /s/ Chet L. Thompson               /s/ Bryan S. Bullock
-----------------------------      ------------------------------



 /s/ David Waller                   /S/ Joseph A. Wellman
-----------------------------       ------------------------------



 /s/ David B. Graham                /s/ John J. Hoefling
-----------------------------      -----------------------------





0014\16\MERGER.AGR